LOAN ASSUMPTION AGREEMENT
BETWEEN BOOMERANG SYSTEMS, INC. AND
J AND A FINANCING, INC.

During fiscal year 2008, J and A Financing, Inc. ("J and A") loaned $1,000,000 to Boomerang Systems, Inc. ("the Company"). This loan is due to mature on March 31, 2011. The interest rate is 9% and the principal amount due at June 30, 2010 was $1,000,000. In addition, J and A had posted cash collateral to guarantee two loans on behalf of the Company from a non-affiliated bank, which totaled $500,728 as of June 30, 2010. The loans bear interest at 3.341% and 3.5% respectively, and are due to mature on May 14, 2010 and May 16, 2010, respectively.

J and A has agreed to use the cash collateral posted to repay the non-affiliated bank loans in full for the benefit of the Company, thereby, assuming this debt and adding it to the current $1,000,000 loan due to J and A. It is further agreed that the total outstanding debt owed to J and A will be converted to common stock as part of the Debt Conversion Agreement (Exhibit A attached). In total, $1,678,304 of debt, constituting all of the principal plus all accrued interest, will be converted into 6,713,218 units consisting of one share of the Company's common stock and one five-year warrant to purchase one share of common stock with an exercise price $0.25.

Dated: July 6, 2010

AGREED AND ACCEPTED:

Boomerang Systems, Inc.

By: Joseph Bellantoni, CFO

J and A Financing, Inc.

By: Gene Mulvihill, President